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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 11, 2000, relating to the financial statements and financial highlights which appears in the August 31, 2000 Annual Report to Shareholders of Growth and Income Portfolio, Capital Growth Portfolio, International Equity Portfolio, Asset Allocation Portfolio, U.S. Government Income Portfolio and Money Market Portfolio (separate portfolios of Mutual Fund Variable Annuity Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
December 27, 2000